Exhibit 11

                  SWIFT TRANSPORTATION CO., INC. & SUBSIDIARIES

                Schedule of Computation of Net Earnings Per Share
                    (in thousands, except per share amounts)


                                          Three months ended   Nine months ended
                                             September 30,       September 30,
                                           -----------------   -----------------
                                            2000       1999      2000      1999
                                           -------   -------   -------   -------

Net earnings                               $15,316   $18,732   $42,532   $48,339
                                           =======   =======   =======   =======

Weighted average shares:
  Common shares outstanding                 63,245    64,260    63,183    64,013

  Common equivalent shares issuable
  upon exercise of employee stock
  options                                    1,073     1,211       852     1,240
                                           -------   -------   -------   -------

Diluted weighted average shares             64,318    65,471    64,035    65,253
                                           =======   =======   =======   =======

Basic earnings per share                   $   .24   $   .29   $   .67   $   .76
                                           =======   =======   =======   =======

Diluted earnings per share                 $   .24   $   .29   $   .66   $   .74
                                           =======   =======   =======   =======